Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of PACCAR Inc for the registration of senior debt securities and to the incorporation by reference therein of our reports dated March 1, 2011, with respect to the consolidated financial statements of PACCAR Inc, and the effectiveness of internal control over financial reporting of PACCAR Inc, incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Seattle, Washington

December 15, 2011